EXHIBIT 2.1

EXPLANATORY NOTE TO THIS EXHIBIT

Schedules and certain exhibits to the following Stock Purchase Agreement (the “Agreement”) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. These schedules and exhibits consist of (i) the Disclosure Schedules (as such term is defined in the Agreement), (ii) the form of Escrow Agreement (as such term is defined in the Agreement), (iii) the form of Lease (as such term is defined in the Agreement) and (iv) the form of opinion of Purcell, Flanagan, Hay & Greene, P.A. The Goldfield Corporation (the “Registrant”) hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

The Agreement has been included to provide investors with information regarding its terms. The Agreement is not intended to provide any factual information about Power Corporation of America, a Florida corporation (“PCA”), or C and C Power Line, Inc., a Florida corporation (“C&C”). The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the parties to the Agreement, including being qualified by information in confidential Disclosure Schedules provided by the Sellers (as such term is defined in the Agreement) and C&C to PCA in connection with the execution of the Agreement. The confidential Disclosure Schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties contained in the Agreement. Moreover, the representations and warranties contained in the Agreement were made for the purpose of allocating contractual risk between the parties to the Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to the Agreement that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of PCA, C&C or any of their respective subsidiaries or affiliates. Additionally, information concerning the subject matter of the representations and warranties contained in the Agreement may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

STOCK PURCHASE AGREEMENT

among

CHARLES U. CHITTY, JR.,
EARSEL B. GOFF,
ROBERT M. YOUNG,
C AND C POWER LINE, INC.

and

POWER CORPORATION OF AMERICA
dated as of

December 27, 2013

i

SCHEDULES AND EXHIBITS

Schedule A    Capitalization (including Pro Rata Share)

Exhibit A    Escrow Agreement

Exhibit B    Lease

Exhibit C    Form of Opinion of Purcell, Flanagan, Hay & Greene, P.A.

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this "Agreement"), dated as of December 27, 2013, is entered into among Charles U. Chitty, Jr., Earsel B. Goff and Robert M. Young (each of Messrs. Chitty, Goff and Young are a "Seller" and collectively they are "Sellers"), C and C Power Line, Inc., a Florida corporation (the "Company"), and Power Corporation of America, a Florida corporation ("Buyer").
RECITALS
WHEREAS, Sellers own all of the issued and outstanding shares of Common Stock of the Company (the "Shares"); and
WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
"Accounting Referee" has the meaning set forth in Section 7.01(c).
"Acquisition Proposal" has the meaning set forth in Section 6.03(a).
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.

"Allocation Amount" has the meaning set forth in Section 2.04(d).
"Allocation Schedule" has the meaning set forth in Section 7.05(b).
"Audited Financial Statements" has the meaning set forth in Section 4.05.
"Balance Sheet" has the meaning set forth in Section 4.05.
"Balance Sheet Assets" means all assets of the Company required to be included on the Company’s balance sheet, determined and valued in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except that income Tax assets and deferred Tax assets shall be excluded.
"Balance Sheet Date" has the meaning set forth in Section 4.05.
"Balance Sheet Liabilities" means all liabilities of the Company required to be included on the Company’s balance sheet, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except that income Tax liabilities and deferred Tax liabilities shall be excluded.
"Base Purchase Price" has the meaning set forth in Section 2.02.
"Basket" has the meaning set forth in Section 9.04(a).
"Benefit Plan" has the meaning set forth in Section 4.19(a).
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Melbourne, Florida are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer Indemnitees" has the meaning set forth in Section 9.02.

"Buyer's Accountants" means KPMG LLP.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
"Closing" has the meaning set forth in Section 2.05.
"Closing Adjustment" has the meaning set forth in Section 2.04(a)(ii).
"Closing Date" has the meaning set forth in Section 2.05.
"Closing Net Worth" means: (a) the Balance Sheet Assets of the Company, less (b) the Balance Sheet Liabilities of the Company, determined as of the close of business on September 30, 2013.
"Closing Net Worth Statement" has the meaning set forth in Section 2.04(b)(i).
"Closing Purchase Price" has the meaning set forth in Section 2.02.
"Code" means the Internal Revenue Code of 1986, as amended.
"Common Stock" has the meaning set forth in Section 4.02(a).
"Company" has the meaning set forth in the preamble.
"Company Intellectual Property" has the meaning set forth in Section 4.11(a).
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
"Direct Claim" has the meaning set forth in Section 9.05(c).
"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and the Company concurrently with the execution and delivery of this Agreement.
"Disputed Amounts" has the meaning set forth in Section 2.04(c)(iii).
"Dollars or $" means the lawful currency of the United States.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Environmental Attributes" means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.
"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, arrangement for disposal of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, arrangement for disposal, Release, or remediation of any Hazardous Materials. The term "Environmental Law" includes , without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
"Escrow Agent” has the meaning set forth in Section 2.03(b).
"Escrow Agreement” has the meaning set forth in Section 2.03(b).
"Estimated Closing Net Worth" has the meaning set forth in Section 2.04(a)(i).
"Estimated Closing Net Worth Statement" has the meaning set forth in Section 2.04(a)(i).
"Expense Amount" has the meaning set forth in Section 9.05(a).
"Financial Statements" has the meaning set forth in Section 4.05.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and greenhouse gases (including carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulfur hexafluoride) .
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"Indemnified Party" has the meaning set forth in Section 9.05.
"Indemnifying Party" has the meaning set forth in Section 9.05.
"Indemnity Escrow Amount” means $725,000.
"Indemnity Escrow Fund” has the meaning set forth in Section 2.03(b).
"Independent Accountants" has the meaning set forth in Section 2.04(c)(iii).
"Insurance Policies" has the meaning set forth in Section 4.15.
"Intellectual Property" has the meaning set forth in Section 4.11(a).
"Intellectual Property Registrations" has the meaning set forth in Section 4.11(b).
"Interim Balance Sheet" has the meaning set forth in Section 4.05.
"Interim Balance Sheet Date" has the meaning set forth in Section 4.05.
"Interim Financial Statements" has the meaning set forth in Section 4.05.
"Knowledge of Sellers" or "Sellers’ Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller or any director, officer or employee of the Company, after due inquiry.
"Knowledge of the Company" or the "Company's Knowledge" or any other similar knowledge qualification, means the actual or constructive knowledge of any director, officer or employee of the Company, after due inquiry.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Lease” has the meaning set forth in Section 8.02(s).
"Liabilities" has the meaning set forth in Section 4.06.

"Licensed Intellectual Property" has the meaning set forth in Section 4.11(a).
"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
"Material Contracts" has the meaning set forth in Section 4.08(a).
"Material Customers" has the meaning set forth in Section 4.14(a).
"Material Suppliers" has the meaning set forth in Section 4.14(b).
"Multiemployer Plan" has the meaning set forth in Section 4.19(c).
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Permitted Encumbrances" has the meaning set forth in Section 4.09(a).
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Post-Closing Adjustment" has the meaning set forth in Section 2.04(b)(ii).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
"Post-Closing Taxes" means Taxes of the Company for any Post-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Pre-Closing Taxes" means Taxes of the Company for any Pre-Closing Tax Period.
"Pro Rata Share” of a Seller means the percentage set forth opposite the name of such Seller under the heading “Pro Rata Share” on Schedule A.
"Purchase Price" has the meaning set forth in Section 2.02.
"Qualified Benefit Plan" has the meaning set forth in Section 4.19(c).
"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
"Resolution Period" has the meaning set forth in Section 2.04(c)(ii).
"Restricted Business" means any business that is or would be directly or indirectly competitive with the Company.
"Restricted Period" has the meaning set forth in Section 6.07(a).
"Review Period" has the meaning set forth in Section 2.04(c)(i).
"Section 338(h)(10) Election" has the meaning set forth in Section 7.05(a).

"Seller" and "Sellers" have the meanings set forth in the preamble.
"Seller Indemnitees" has the meaning set forth in Section 9.03.
"Sellers' Accountants" means Bishop and Draper, Certified Public Accountants.
"Sellers’ Agent" has the meaning set forth in Section 2.07(a).
"Shares" has the meaning set forth in the recitals.
"Statement of Objections" has the meaning set forth in Section 2.04(c)(ii).
"State S Election" has the meaning set forth in Section 4.21(t).
"Straddle Period" has the meaning set forth in Section 7.04.
"S Corporation" has the meaning set forth in Section 4.21(t).
"Target Net Worth" has the meaning set forth in Section 2.04(a)(ii).
"Taxes" means (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, service, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, unclaimed property and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Authority or any additional amounts attributable or imposed with respect to such amounts, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability (which transferee status existed before the Closing) or of having been a member of an affiliated, consolidated, combined, unitary or similar group for any period prior to Closing and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement.
"Tax Amount" has the meaning set forth in Section 2.04(d).
"Tax Claim" has the meaning set forth in Section 7.06.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Territory" means the territories where the Company (i) has conducted its business within the three year period prior to the date hereof and/or (ii) will conduct its business in the State of Florida during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date.
"Third Party Claim" has the meaning set forth in Section 9.05(a).
"Transaction Documents" means this Agreement, the Escrow Agreement and the Lease.
"Undisputed Amounts" has the meaning set forth in Section 2.04(c)(iii).
"Union" has the meaning set forth in Section 4.20(b).
"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from such Seller, such Seller’s Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.
Section 2.02    Purchase Price. The aggregate purchase price for the Shares and the Sellers’ covenants and agreements herein shall be $7,250,000 (the "Base Purchase Price"), subject to adjustment as provided herein (including pursuant to Section 2.04 hereof) (the "Purchase Price"). The portion of the Purchase Price allocated to each Seller shall be such Seller’s Pro Rata Share of the Purchase Price. The aggregate portion of the Purchase Price payable to Sellers at the Closing shall be the Base Purchase Price, subject to any Closing Adjustment pursuant to Section 2.04(a), less the Indemnity Escrow Amount (the "Closing Purchase Price").
Section 2.03    Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer shall deliver to each Seller:
(i)    such Seller’s Pro Rata Share of the Closing Purchase Price by wire transfer of immediately available funds to an account of (or to an account for the benefit of) such Seller designated in writing by such Seller (or the Sellers’ Agent) to Buyer no later than three Business Days prior to the Closing Date; and
(ii)    the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(b)    At the Closing, Buyer shall deposit cash in an amount equal to the Indemnity Escrow Amount into an escrow fund (the "Indemnity Escrow Fund") maintained by Branch Banking and Trust Company, a North Carolina banking corporation (the "Escrow Agent"), to hold and distribute in accordance with the terms of the escrow agreement to be executed at or prior to the Closing by Buyer, the Escrow Agent and Sellers substantially in the form attached hereto as Exhibit A (the "Escrow Agreement").
(c)    At the Closing, each Seller shall deliver to Buyer:
(i)    stock certificates evidencing such Seller’s Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and
(ii)    the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.
Section 2.04    Purchase Price Adjustment.
(a)    Closing Adjustment.
(i)    At least five (5) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement (the "Estimated Closing Net Worth Statement") setting forth Sellers’ good faith estimate of Closing Net Worth (the "Estimated Closing Net Worth"), which statement shall contain an estimated balance sheet of the Company as of September 30, 2013 (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Net Worth, and a certificate of the Chief Financial Officer or the Treasurer of the Company that the Estimated Closing Net Worth Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Net Worth Statement was being prepared and audited as of a fiscal year end.
(ii)    The "Closing Adjustment" shall be an amount equal to:

the Estimated Closing Net Worth
-	$3,636,190 (the "Target Net Worth")

If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.
(b)    Post-Closing Adjustment.
(iii)    Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Agent (A) a statement (the "Closing Net Worth Statement") setting forth Buyer’s calculation of Closing Net Worth, which statement shall contain a balance sheet of the Company as of September 30, 2013 (without giving effect to the transactions contemplated herein), a calculation of Closing Net Worth and a certificate of the Chief Financial Officer or the Treasurer of the Company that the Closing Net Worth Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Net Worth Statement was being prepared and audited as of a fiscal year end and (B) Buyer’s calculation of the Post-Closing Adjustment.
(iv)    The "Post-Closing Adjustment" shall be an amount equal to:

the Closing Net Worth
-	the Estimated Closing Net Worth
, subject to adjustment pursuant to Section 2.04(c).
If the Post-Closing Adjustment is a positive number, Buyer shall pay to each Seller an amount equal to such Seller’s Pro Rata Share of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, each Seller shall pay to Buyer an amount equal to such Seller’s Pro Rata Share of the Post-Closing Adjustment.
(c)    Examination and Review of Post-Closing Adjustment.
(i)    Examination. After receipt of the Closing Net Worth Statement, Sellers’ Agent shall have 30 days (the "Review Period") to review the Closing Net Worth Statement and the Buyer’s calculation of the Post-Closing Adjustment. During the Review Period, Sellers’ Agent and Sellers’ Accountants shall have reasonable access to the books and records of the Company and work papers prepared by Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Net Worth Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Net Worth Statement as Sellers’ Agent may reasonably request for the purpose of reviewing the Closing Net Worth Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be during normal business hours upon not less than three (3) Business Days advance notice and in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers’ Agent may object to the Closing Net Worth Statement by delivering to Buyer a written statement setting forth (A) Sellers’ Agent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Agent’s disagreement therewith and (B) Sellers’ Agent’s calculation of the Post-Closing Adjustment (the "Statement of Objections"). If Sellers’ Agent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Worth Statement and Buyer’s calculation of the Post-Closing Adjustment shall be deemed to have been accepted by Sellers’ Agent and shall be final and binding. If Sellers’ Agent delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Agent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Worth Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Agent, shall be final and binding.
(iii)    Resolution of Disputes. If Sellers’ Agent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (other than Sellers’ Accountants or Buyer's Accountants), appointed by mutual agreement of Sellers’ Agent and Buyer (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Net Worth Statement, as the case may be, that may be necessary to reflect its resolution of the Disputed Amounts. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in Buyer’s calculation of the Post-Closing Adjustment, Sellers’ Agent’s calculation of the Post-Closing Adjustment, the Closing Net Worth Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountants. The fees and expenses of the Independent Accountants shall be allocated between Buyer, on the one hand, and Sellers, on the other hand, in inverse proportion as they may prevail on the Post-Closing Adjustment resolved by the Independent Accountants based on the difference between (i) Buyer’s calculation of the Post-Closing Adjustment as initially submitted by Buyer to the Independent Accountants and (ii) Sellers’ Agent’s calculation of the Post-Closing Adjustment as initially submitted by Sellers’ Agent to the Independent Accountants.

Such allocation shall be determined by the Independent Accountants at the time it resolves the Disputed Amounts. For example, if Buyer initially submitted a Post-Closing Adjustment of $40,000 and Sellers’ Agent initially submitted a Post-Closing Adjustment of $50,000, and if the Independent Accounting Firm determined that the Post-Closing Adjustment was $48,000 (i.e., allocating 80% of the $10,000 in dispute to Sellers and 20% of the $10,000 in dispute to Buyer), then 80% of the fees and expenses of the Independent Accountants would be allocated to Buyer and 20% of such fees and expenses would be allocated to Sellers. Each Seller shall pay such Seller’s Pro Rata Share of such fees and expenses allocated to Sellers.
(v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as Buyer and Sellers’ Agent shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Worth Statement and/or the Post-Closing Adjustment shall be final and binding upon the parties hereto.
(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) if there are no Disputed Amounts, then within five (5) Business Days of acceptance (or deemed acceptance) of the Closing Net Worth Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Agent, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(d)    Tax Amount. In the event that a Section 338(h)(10) Election is made as provided under Section 7.05(a) hereof and the aggregate amount that Buyer allocates to tangible, depreciable assets (the "Allocation Amount") exceeds $3,300,000, then Buyer shall pay to each Seller, as additional Purchase Price, an amount equal to such Seller’s Pro Rata Share of 19% of the difference between the Allocation Amount and $3,300,000 (the "Tax Amount"). No later than ten (10) Business Days after the delivery of the Allocation Schedule by Buyer to Sellers’ Agent as provided in Section 7.05(b) of this Agreement, Buyer shall deliver to each Seller such Seller’s Pro Rata Share of the Tax Amount, if any, by wire transfer of immediately available funds to an account of (or to an account for the benefit of) such Seller designated in writing by such Seller (or the Sellers’ Agent) to Buyer no later than three (3) Business Days after the delivery of the Allocation Schedule by Buyer to Sellers’ Agent.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 11:00 a.m., Eastern time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Bishop and Draper, CPAs PA, 5150 Belfort Road Building # 300, Jacksonville, Florida, or at such other time or on such other date or at such other place as Sellers’ Agent and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").
Section 2.06    Withholding Tax. Buyer, the Company and the Escrow Agent shall be entitled to deduct and withhold from the Purchase Price and any other consideration otherwise payable hereunder all Taxes that Buyer, the Company and the Escrow Agent, respectively, may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the applicable Seller hereunder.
Section 2.07    Appointment of Sellers’ Agent.
(a)    Each Seller hereby constitutes and appoints Charles U. Chitty, Jr. as such Seller’s true and lawful attorney-in-fact and agent ("Sellers’ Agent"), with full power of substitution and resubstitution, for such Seller and in such Seller’s name, place and stead, in any and all capacities, (i) to act on such Seller’s behalf and in such Seller’s name with respect to all matters set forth in this Agreement (including Article IX) and the other Transaction Documents and (ii) to do and perform any and every act required, necessary, advisable or proper to be done in the exercise of any of the rights and powers granted by this Section 2.07, in each case as fully to all intents and purposes as such Seller might or could do if personally present. Sellers’ Agent hereby accepts such constitution and appointment. Each Seller acknowledges and intends that the power of attorney granted in this Section 2.07 is coupled with an interest and is irrevocable and shall survive the death or incapacity of such Seller. Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by Sellers’ Agent as being authorized by Sellers, and Buyer and the Escrow Agent shall not be liable to any Seller for any action taken or omitted to be taken based on such reliance.
(b)    If Sellers’ Agent shall die, resign, become disabled or otherwise be unable to fulfill Sellers’ Agent’s responsibilities hereunder, then Sellers shall (by the consent of Sellers with an aggregate Pro Rata Share greater than 50%), within ten (10) days after such death, resignation, disability or inability, nominate a successor to Sellers’ Agent and immediately thereafter notify Buyer of the identity of such nominee. If such nominee is reasonably satisfactory to Buyer, then such nominee shall succeed to such Sellers’ Agent and become Sellers’ Agent hereunder. If for any reason there is no Sellers’ Agent at any time, then all references herein to Sellers’ Agent shall be deemed to refer to Sellers with an aggregate Pro Rata share greater than 50%.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing.
Section 3.01    Ownership of Shares. Section 3.01 of the Disclosure Schedules sets forth a true and correct description of all Shares owned by such Seller. Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Section 3.01 of the Disclosure Schedules, and has good and marketable title to such Shares, free and clear of all Encumbrances.
Section 3.02    Power and Authority of Sellers. Such Seller has full right, power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Upon consummation of the sale and purchase contemplated hereby, Buyer will acquire from such Seller good and marketable title to, and record and beneficial ownership of, the Shares set forth opposite such Seller’s name on Schedule A, free and clear of all Encumbrances. The execution and delivery by such Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of such Seller’s obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against such Seller in accordance with its terms.
Section 3.03    No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s properties and assets are subject; or (c) result in the creation or imposition of any Encumbrance on such Seller’s Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers and the Company jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing.
Section 4.01    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.
Section 4.02    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share ("Common Stock"), of which (i) 294 shares are issued and outstanding and constitute the Shares and (ii) 86 shares are issued and held by the Company as treasury shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. Schedule A sets forth a true, accurate and complete list of all holders of outstanding shares of Common Stock and other capital stock of the Company and each such holder's holdings of such Common Stock and other capital stock immediately before the Closing.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
Section 4.03    No Subsidiaries. The Company does not own, have any interest in any shares or have an ownership interest in any other Person.
Section 4.04    No Conflicts; Consents. The execution, delivery and performance by Sellers and the Company of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on the Shares or any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
Section 4.05    Financial Statements. Complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2010, 2011 and 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Audited

Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2013 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six-month period then ended (the "Interim Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, are true, correct and complete, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2012 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of the Company as of June 30, 2013 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) sufficient to provide reasonable assurance (i) regarding the reliability of the Company's financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with the authorization of the Company's management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements.
Section 4.06    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount and (c) those which are set forth in Section 4.06 of the Disclosure Schedules.
Section 4.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, there has not been, with respect to the Company, any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of the Company;
(c)    split, combination or reclassification of any shares of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock, except (i) as set forth in Section 4.07(e) of the Disclosure Schedules or (ii) as provided for in Section 6.13 of this Agreement;
(f)    material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)    material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)    entry into any Contract that would constitute a Material Contract, except (i) as set forth in Section 4.07(h) of the Disclosure Schedules or (ii) as set forth and identified in Section 4.08(a) of the Disclosure Schedules;
(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except (i) unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice or (ii) as set forth in Section 4.07(i) of the Disclosure Schedules;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, except (i) as set forth in Section 4.07(j) of the Disclosure Schedules or (ii) as provided for in Section 6.13 of this Agreement;
(k)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;
(l)    material damage, destruction or loss (whether or not covered by insurance) to its property;
(m)    any capital investment in, or any loan to, any other Person;

(n)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;
(o)    any capital expenditures in excess of $50,000 (individually) or $100,000 (in the aggregate), except as set forth in Section 4.07(o) of the Disclosure Schedules;
(p)    imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;
(q)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, set forth in Section 4.07(q) of the Disclosure Schedules, provided for in Section 6.13(d) of this Agreement or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;
(r)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(s)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;
(t)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(u)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(v)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except (i) for purchases of inventory or supplies in the ordinary course of business consistent with past practice or (ii) as set forth in Section 4.07(v) of the Disclosure Schedules;
(w)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or
(y)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.08    Material Contracts.
(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (the following Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including brokerage contracts) actually or required to be listed or otherwise disclosed in Section 4.09(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property actually or required to be set forth in Section 4.11(d) and Section 4.11(f) of the Disclosure Schedules, being "Material Contracts"):
(i)    each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days' notice;
(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;
(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any interest in a business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days' notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees) of the Company;
(viii)    all Contracts with any Governmental Authority to which the Company is a party;

(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    all Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xi)    all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;
(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party;
(xiii)    all notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, letters of credit, or other Contracts for money borrowed (including any agreements or commitments for future loans, credit or financings);
(xiv)    all Contracts that impose any Encumbrance on any of the assets or properties of the Company or a subsidiary of the Company;
(xv)    all leases, rental or occupancy agreements, installment and conditional sale agreements and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Real Property;
(xvi)    all leases, rental agreements, installment and conditional sale agreements and other Contracts affecting the ownership of, leasing of, title to, use of or other interest in any of the assets or properties of, or used by, the Company or a subsidiary of the Company (including vehicle, equipment and capital leases);
(xvii)    all Contracts with Material Customers or Material Suppliers;
(xviii)    all Contracts listed (or required to be listed) on Section 4.11(d) of the Disclosure Schedules;
(xix)    all Contracts listed (or required to be listed) on Section 4.11(f) of the Disclosure Schedules;
(xx)    all Contracts containing “most favored nationals” or similar clauses; and
(xxi)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.
(b)    Each Material Contract is valid and binding in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge or the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 4.09    Title to Real Property, Personal Property and Other Assets.
(a)    The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than (i) properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date or (ii) properties and assets (in each case, other than the Real Property) distributed to the Sellers in accordance with Section 6.13 since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):
(i)    those items set forth in Section 4.09(a) of the Disclosure Schedules;
(ii)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;
(iii)    mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;
(iv)    easements of record, rights of way of record, zoning ordinances and other similar encumbrances affecting Real Property, which are not, individually or in the aggregate, material to the business of the Company; or
(v)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.
(b)    Section 4.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Sellers have or the Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Seller or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have or the Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge or the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 4.10    Condition And Sufficiency of Assets. Except as set forth in Section 4.10 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.
Section 4.11    Intellectual Property.
(a)    "Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned or purported to be owned by the Company ("Company Intellectual Property") and such property in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (including any Seller) or that the Company otherwise has the right to use ("Licensed Intellectual Property"):

(i)    trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;
(ii)    internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;
(iii)    original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iv)    confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and
(v)    patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b)    Section 4.11(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, "Intellectual Property Registrations"), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company's current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(c)    Except as set forth in Section 4.11(c) of the Disclosure Schedules, the Company owns, exclusively, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company's exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company's ownership and use thereof.
(d)    Section 4.11(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property, including Licensed Intellectual Property, that is used in or necessary for the Company's current or planned business or operations. The Company has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.
(e)    The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither any Seller nor the Company has received any communication, and no Action has been instituted, settled or, to Sellers’ Knowledge or the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.
(f)    Section 4.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
Section 4.12    Inventory. All inventory of the Company reflected in the Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
Section 4.13    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.14    Customers and Suppliers.

(a)    Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the three most recent fiscal years and the current fiscal year (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.14(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.
(b)    Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the three most recent fiscal years and the current fiscal year (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.14(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.
Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability, construction bonds and other casualty and property insurance maintained by any Seller, the Company or their Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the "Insurance Policies") and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither any Seller, the Company nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers, the Company or any of their Affiliates is in default under, or has otherwise failed to comply with, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 4.16    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge or the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); (b) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (c) against any current or former director of employee of the Company with respect to which the Company has, or is reasonably like to have, an indemnification obligation. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.17    Compliance With Laws; Permits.
(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.
(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18    Environmental Matters.

(a)    The Company is currently and has been in compliance with all Environmental Laws and has not, and no Seller has, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers and the Company through the Closing Date in accordance with Environmental Law, and neither any Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers and the Company have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor any Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.
(c)    No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    Except as set forth in Section 4.18(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor any Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material.
(e)    Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company at any time.
(f)    Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all third parties that may have taken possession of any Hazardous Materials owned or possessed (or previously owned or possessed) by the Company for off-site recycling, treatment, storage or disposal, as well as a complete and accurate list of all of the off-site locations where the Company or any Seller may have taken Hazardous

Materials for recycling, treatment, storage, disposal or otherwise used by the Company or any Seller and any predecessors as to which the Company or any Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither any Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, disposal or recycling facilities or locations used by the Company or any Seller.
(g)    Neither any Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)    Sellers have or the Company has provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of any Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(i)    Neither any Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.
(j)    Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.18(j) of the Disclosure Schedules) and have not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither any Seller nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.
Section 4.19    Employee Benefit Matters.
(a)    Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program, obligation or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed or required to be listed on Section 4.19(a) of the Disclosure Schedules, each, a "Benefit Plan").
(b)    With respect to each Benefit Plan, Sellers have or the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.
(c)    Except as set forth in Section 4.19(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 4.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.
(e)    With respect to each Benefit Plan (i) except as set forth in Section 4.19(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) except as set forth in Section 4.19(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 4.19(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.
(f)     Except as set forth in Section 4.19(f) of the Disclosure Schedules and required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)    Except as set forth in Section 4.19(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.
(h)    Except as set forth in Section 4.19(h) of the Disclosure Schedules, there is no pending or, to Sellers’ Knowledge or the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)    There has been no amendment to, announcement by any Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.
(j)    Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).
(k)    Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)     Except as set forth in Section 4.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.
(m)    Except as set forth in Section 4.19(m) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates is (or will be) subject to incurring any “withdrawal liability” for any unfunded pension (or other retirement) liability to any person or to any employer-union jointly-administered pension or retirement fund(s) under ERISA or under Section 302 of the Taft-Hartley Act or under the National Labor Relations Act or under the Multiemployer Pension Plan Amendments Act or under any other relevant law, rule, or regulation.
(n)    Except as set forth in Section 4.19(n) of the Disclosure Schedules, neither the Company nor any of its ERISA Affiliates is (or will be) subject to any obligation to provide health insurance coverage to any retired former employee on any ongoing basis.
Section 4.20    Employment Matters.
(a)    Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Net Worth Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.
(b)    Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Company is not, and has not been for the past six years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past six years, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Sellers’ Knowledge or the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.
(d)    The Company has complied with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.
Section 4.21    Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.
(e)    The amount of the Company's Liability for unpaid Taxes for all periods ending on or before September 30, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f)    Section 4.21(f) of the Disclosure Schedules sets forth:
(i)    the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii)    those years for which examinations by the taxing authorities have been completed; and
(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(g)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.
(h)    The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i)    Sellers have or the Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2008.
(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
(k)    The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.
(l)    The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.
(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(n)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)    The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.
(p)    No Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2 and is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(q)    The Company has not been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.
(r)    The Company is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(s)    Section 4.21(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(t)    The Company (A) has been a validly electing "S" corporation within the meaning of Sections 1361 and 1362 of the Code (an "S Corporation") at all times since January 1, 1999 and (B) has made (or has in effect) a corresponding separate valid election ("State S Election") in the states set forth in Section 4.21(t) of the Disclosure Schedules, and such State S Elections have remained valid and in effect since they were made as set forth in Section 4.21(t) of the Disclosure Schedules. The Company will remain an S Corporation (and such State S Elections shall remain in effect) up to and including the Closing Date.
(u)    The Company will not be liable for any Taxes under Section 1374 of the Code and any analogous state and local provision in connection with the deemed sale of the assets of the Company caused by any Section 338(h)(10) Elections made pursuant to Section 7.05(a) of this Agreement.
(v)    The Company has not in the past ten (10) years (A) acquired assets from another corporation in a transaction in which the Tax basis of the Company for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation.

(w)    The Company has not been or is not liable for any Taxes imposed under Section 1375 of the Code.
Section 4.22    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
Section 4.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or the Company.
Section 4.24    Full Disclosure. No representation or warranty by any Seller or the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no event or circumstance that could reasonably be expected to have a Material Adverse Effect.
Section 4.25    Financial Projections. All financial projections regarding the Company provided by any Seller or the Company to Buyer are reasonable projections about the Company’s performance after the Closing.
Section 4.26    No Indebtedness. The Company has no Liabilities under any notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, letters of credit, or other Contracts for money borrowed.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing.
Section 5.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 5.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, the Company shall, and Sellers shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall, and Sellers shall cause the Company to:
(a)    preserve and maintain all of the Company’s Permits;
(b)    pay the Company’s debts, Taxes and other obligations when due;
(c)    maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(d)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)    defend and protect the Company’s properties and assets from infringement or usurpation;
(f)    perform all of the Company’s obligations under all Contracts relating to or affecting the Company’s properties, assets or business;
(g)    maintain the Company’s books and records in accordance with past practice;
(h)    comply in all material respects with all applicable Laws; and
(i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing, the Company shall, and Sellers shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company; and (d) afford Buyer and its Representatives full and free access to the Company’s officers, employees, contractors, advisers, customers and suppliers. Without limiting the foregoing, the Company shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller or the Company in this Agreement.
Section 6.03    No Solicitation of Other Bids.
(a)    Sellers and the Company shall not, and shall not authorize or permit any of their Affiliates or any of their or their Affiliates’ Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and the Company shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their and their Affiliates’ Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.
(b)    In addition to the other obligations under this Section 6.03, Sellers and the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller, the Company or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Sellers and the Company agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04    Notice of Certain Events.
(a)    From the date hereof until the Closing, Sellers and the Company shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to Sellers’ Knowledge or the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)    Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller or the Company in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.05    Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Buyer at least five Business Days prior to the Closing.

Section 6.06    Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The foregoing provisions of this Section 6.06 are in addition to, and not in limitation of, the Confidentiality and Nondisclosure Agreement between the Company and The Goldfield Corporation.
Section 6.07    Non-competition; Non-solicitation
(a)    For a period of five (5) years commencing on the Closing Date (the "Restricted Period"), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.
(b)    During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.
(d)    Each Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    Each Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Governmental Approvals and Consents
(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those filings as may be required under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    Sellers, the Company and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.
(c)    Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement, any Transaction Document or any other agreement or document contemplated hereby;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, any Transaction Document or any other agreement or document contemplated hereby; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, any Transaction Document or any other agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.
(d)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if such Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.
(e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereto in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(f)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:
(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a reasonably prudent manner that is reasonably consistent with the prior practices of the Company; and
(ii)    upon reasonable notice, afford the Representatives of such Seller reasonable access (including the right to make, at such Seller's expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, each Seller shall:
(i)    retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII hereof.
(c)    Notwithstanding clauses (a) and (b) above, neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records

(including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10    Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.
Section 6.11    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither any Seller (prior to, on, or after the Closing) nor the Company (on or prior to the Closing) shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and the parties hereto shall cooperate as to the timing and contents of any such announcement. Buyer or Buyer’s Affiliates (including, after the Closing, the Company) may make, in their sole discretion, public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of any other party hereto, which announcements or communications may include press releases or filings with the Securities and Exchange Commission, the Financial Industry Regulatory Authority or the NYSE MKT LLC.
Section 6.12    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 6.13    Distributions and Bonuses.
(a)    Prior to the Closing, the Company shall transfer and convey to Chitty Property, LLC by quitclaim deed:
(i)    all land owned by the Company as of the date hereof (having an aggregate book value of approximately $100,000 as of June 30, 2013) provided that the Company or Chitty Property, LLC shall record as of record in the real estate records a deed restriction as to such land prohibiting any and all future residential land uses, in a form as prescribed by and provided by Florida law; and
(ii)    all buildings owned by the Company as of the date hereof (having an aggregate book value of approximately $280,000 as of June 30, 2013) provided that the Company or Chitty Property, LLC shall record as of record in the real estate records a deed restriction as to such buildings prohibiting any and all future residential uses, in a form as prescribed by and provided by Florida law.

(b)    Following the transfer and conveyance described in Section 6.13(a) and prior to the Closing, the Company shall distribute to Sellers all of the Company’s membership interests in Chitty Property, LLC.
(c)    Prior to the Closing, the Company shall distribute to Sellers:
(iii)    the 2000 Stamas 29’ boat (Asset No. A114) (having a book value of $0 as of June 30, 2013);
(iv)    the 2000 Pace 44’ Enclosed Trailer (Asset No. A110) (having a book value of $0 as of June 30, 2013); and
(v)    such other property and assets as may be specified in writing by Buyer in its sole discretion.
(d)    Prior to the Closing, the Company shall distribute to Sellers, or pay bonuses to certain of the Company’s officers or employees, up to an aggregate of $1,450,000 to the extent that the Company properly accrued for such distributions or bonuses on the balance sheet of the Company as of September 30, 2013.
ARTICLE VII
TAX MATTERS
Section 7.01    Tax Covenants.
(a)    Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of such Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.
(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers (allocated to each Seller based on such Seller’s Pro Rata Share of such Taxes and fees) when due provided that (i) any documentary or stamp Taxes with respect to the Escrow Agreement shall be borne 50% by Buyer and 50% by Sellers (allocated to each Seller based on such Seller’s Pro Rata Share of such documentary or stamp Taxes) and (ii) Buyer shall pay any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees to the extent such Taxes would otherwise have not been incurred in the absence of the Section 338(h)(10) Election. Each Seller shall, at its own expense, timely file any

Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(c)    Sellers shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such income Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be consistent with any Section 338(h)(10) Election that is made pursuant to Section 7.05(a) of this Agreement. Sellers shall submit to Buyer a copy of each such income Tax Return (together with schedules, statements, tax associated work papers and, to the extent requested by Buyer, supporting documentation) at least sixty (60) days prior to the due date (including extensions) of such income Tax Return. If Buyer objects to any item on any such income Tax Return, it shall, within twenty (20) after delivery of such income Tax Return, notify Sellers’ Agent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Agent shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Agent are unable to reach such agreement within ten (10) days after receipt by Sellers’ Agent of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Sellers’ Agent (the "Accounting Referee") and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such income Tax Return, the income Tax Return shall be timely filed by Sellers as prepared by Sellers and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne 50% by Buyer and 50% by Sellers (and such costs, fees and expenses shall be allocated to each Seller based on such Seller’s Pro Rata Share of such costs, fees and expenses). The preparation and filing of any other Tax Returns of the Company shall be exclusively within the control of Buyer.
Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, any Seller nor any Affiliates of any Seller and their respective Representatives shall have any further rights or liabilities thereunder.
Section 7.03    Tax Indemnification. Except to the extent specifically reflected as a liability in the calculation of Closing Net Worth, Sellers, on a joint and several basis, shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against any Loss resulting from, arising out of, relating to or in connection with (a) any breach of or inaccuracy in any representation or warranty made in Section 4.21; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Sellers, (d) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (e) all Taxes arising by virtue or as a result of the transactions contemplated by this Agreement, including any Taxes resulting from or attributable to a Section 338(h)(10) Election, (f) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (g) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith.
Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period of the Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 7.05    Section 338(h)(10) Election.
(a)    Election. At Buyer's option, the Company and each Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a "Section 338(h)(10) Election"). Within ten (10) days after the Buyer notifies Sellers’ Agent that Buyer wants a Section 338(h)(10) Election to be made, each Seller shall duly execute such Tax forms (including IRS Form 8023 or any successor form) as may be necessary to effect the Section 338(h)(10) Election and deliver such executed Tax forms to Buyer. Buyer shall be responsible for the timing filing of such executed Tax forms with the appropriate

Governmental Authorities. Promptly after such filing, Buyer shall provide Sellers’ Agent with copies of such executed Tax forms as filed.
(b)    Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule"). The Allocation Schedule shall be prepared by Buyer and delivered to Sellers’ Agent within ninety (90) days following the Closing Date. Buyer, the Company and each Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.
Section 7.06    Contests. Buyer agrees to give written notice to Sellers’ Agent of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a "Tax Claim"); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent that Sellers are materially and actually prejudiced by such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Agent (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Agent shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers. No later than five (5) days, after the settlement or resolution of the Tax Claim, Sellers shall pay to the Company, Buyer, and each Buyer Indemnitee the amount of indemnification obligation owing by Sellers with respect to such Tax Claim as provided under Section 7.03 of this Agreement.
Section 7.07    Cooperation and Exchange of Information. Sellers, on the one hand, and Buyer, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or Section 338(h)(10) Election pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by another party hereto in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other parties hereto with reasonable written notice and offer the other parties hereto the opportunity to take custody of such materials.
Section 7.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 7.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this Article VII shall survive indefinitely.
Section 7.10    Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02, Section 4.05 and Section 4.23, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02, Section 4.05 and Section 4.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)    Other than the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05 and Section 4.23, the representations and warranties of the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.05 and Section 4.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(c)    Each Seller and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, such Seller or the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(d)    No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(e)    All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(g)    The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.
(h)    Buyer shall have received a certificate, dated the Closing Date and signed by each Seller, certifying that each of the conditions set forth in Section 8.02(a), Section 8.02(c), Section 8.02(d) and Section 8.02(e) have been satisfied.
(i)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 8.02(b), Section 8.02(c), Section 8.02(d) and Section 8.02(e) have been satisfied.
(j)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (i) all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (ii) the Company’s certificate of incorporation, by-laws and other organizational documents, in each case as amended to date.
(k)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(l)    Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 6.05.
(m)    The Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.
(n)    Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.
(o)    Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(p)    Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(q)    Buyer shall have completed its due diligence investigation of the Company and the results of such investigation shall be satisfactory to Buyer in its sole discretion.
(r)    Jesse Colley shall have an employment arrangement with the Company that is satisfactory to Buyer in its sole discretion.
(s)    The Company shall have entered into a lease with Chitty Property, LLC relating to the Real Property substantially in the form attached hereto as Exhibit B (the "Lease").
(t)    The Company shall have provided Buyer and Buyer’s Affiliates with the Audited Financial Statements and standard unqualified opinions / reports (without any explanatory paragraphs) of the Company’s auditors relating thereto, and the Company’s auditors shall have consented to Buyer’s and Buyer’s Affiliates use, incorporation or inclusion of such opinions / reports, including use, incorporation or inclusion of such opinions / reports in Buyer’s or Buyer’s Affiliates’ filings with the Securities and Exchange Commission.
(u)    The Company shall have provided Buyer with a schedule of tax depreciation as of September 30, 2013 and the related work papers supporting the amount of deferred tax liabilities as of September 30, 2013.
(v)    The Company shall have provided Buyer with a schedule of work-in-progress as of September 30, 2013 and for each of the last three complete calendar years and each schedule shall reconcile to the amounts reported, if any, in the corresponding Financial Statements for both “Cost and Estimated Earnings in Excess of Billings” and “Billings in Excess of Costs and Estimated Earnings”.
(w)    The Company shall have paid of all of its loans and other indebtedness (including its loan from Charles U. Chitty, Jr.).
(x)    Sellers’ and the Company’s legal counsel shall have delivered to Buyer an opinion to the effect set forth in Exhibit C.
(y)    The Company and the other parties to the following agreements shall have terminated the following agreements: (i) the Shareholders’ Agreement dated April 9, 1993 (as amended to date, including pursuant to the First Amendment to Shareholders’ Agreement dated June 2, 2000); (ii) the Amended and Restated Shareholders’ Agreement dated January 1, 1998 (as amended to date); (iii) every other shareholders’ agreement or similar agreement among the Company and its current or former stockholders (each as amended to date); (iv) the Stock Redemption Agreement dated January 1, 2005 (as amended to date); and (v) the Letter Agreement dated October 16, 2000 (as amended to date).

Section 8.03    Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to such Seller.
(e)    Such Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.
(f)    Such Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)    Such Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(h)    Buyer shall have delivered to such Seller cash in an amount equal to such Seller’s Pro Rata Share of the Closing Purchase Price, by wire transfer of immediately available funds, to an account of (or to an account for the benefit of) such Seller designated in writing by such Seller (or the Sellers’ Agent) to Buyer no later than three Business Days prior to the Closing Date.
(i)    Buyer shall have delivered to such Seller such other documents or instruments as such Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 4.01, Section 4.02, Section 4.04, Section 4.10, Section 4.11, Section 4.18, Section 4.23, Section 5.01 and Section 5.04 shall survive indefinitely and the representations and warranties in Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such relevant representation or warranty shall survive until such claims have been finally resolved.
Section 9.02    Indemnification By Sellers and the Company. Subject to the other terms and conditions of this Article IX, Sellers and the Company (prior to the Closing) and Sellers (from and after the Closing), jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of, directly or indirectly:

(a)    any inaccuracy in or breach of any of the representations or warranties of any Seller or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or the Company pursuant to this Agreement (other than in respect of Section 4.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller (prior to, on or after the Closing) or the Company (on or prior to the Closing) pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII); or
(c)    in addition to and not in limitation of clauses (a) and (b) above, (i) the presence, Release or threatened Release of any Hazardous Material at or from the Real Property, on or before the Closing, (ii) any violation or potential violation, on or before the Closing, of any Environmental Law, (iii) any Environmental Claim or any Liabilities under any Environmental Law, in each case related to any act, omission, event or condition existing or occurring in connection with the use or occupancy of the Real Property at any time on or before the Closing, (iv) the filing or imposition of any environmental lien against the Real Property or (v) any Environmental Claim or any Liabilities under any Environmental Law arising from or relating to any arrangement for disposal or recycling of any Hazardous Substance by the Company or any of the Sellers at any time prior to the Closing.
For the purpose of clarity, the Company shall have no liability to any party hereto in respect of the subject matter hereof following the Closing.
Section 9.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII).
Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:
(a)    Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $25,000 (the "Basket"), in which event Sellers shall be required to pay and be liable for all such Losses from the first dollar.
(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay and be liable for all such Losses from the first dollar.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 4.01, Section 4.02, Section 4.18, Section 4.19, Section 4.23, Section 5.01 and Section 5.04.
(d)    For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 9.05    Indemnification Procedures. The party making a claim under this Article IX is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article IX is referred to as the "Indemnifying Party".
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third

Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, who shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim without such Indemnified Party’s written consent. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), (a) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, (b) the Indemnified Party shall have the right to participate in the defense of such Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof and (c) the fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party does not assume the defense of such Third Party Claim, fails to promptly notify (no later than ten (10) calendar days after its receipt of notice from the Indemnified Party of such Third Party Claim) the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend or settle such Third Party Claim (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and shall be entitled to indemnification for any and all Losses based upon, arising from or relating to, directly or indirectly, such Third Party Claim (including periodic costs of defending such Third Party Claim). Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything to the contrary in this Article IX, if the Indemnified Party is a Buyer Indemnitee, then all fees, costs and expenses incurred by the such Indemnified Party in connection with investigating or defending against such Third Party Claim (the “Expense Amount”) shall, at such Indemnified Party’s option, be paid to such

Indemnified Party from the Indemnity Escrow Fund to the extent that cash or cash equivalents remains in the Indemnity Escrow Fund without regard to whether Sellers’ Agent agrees to or accepts the payment of all or a portion of the Expense Amount. If the Sellers’ Agent objects to or disputes such payment, then the objection or dispute shall be resolved as provided in Section 11.10 and, if the court finally determines that such Indemnified Party was not entitled to receive all or a portion of such payment, then such Indemnified Party shall deliver to Escrow Agent the portion of the payment that such Indemnified Party was not entitled to receive.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have agreed to and accepted such Direct Claim and the Loss relating thereto.
(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.
Section 9.06    Payments. Once a Loss is agreed to or accepted by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the

Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or acceptance or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement or acceptance of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 9.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.
Section 9.09    Exclusive Remedies. Subject to Section 6.07 and Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than rights, claims or causes of action arising from fraud, criminal activity or willful misconduct in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or willful misconduct.
ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Sellers’ Agent and Buyer;
(b)    by Buyer by written notice to Sellers’ Agent if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by such Seller or the Company, as the case may be, within ten days of such Seller's or the Company’s, as the case may be, receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 15, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Sellers’ Agent by written notice to Buyer if:
(i)    no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Sellers’ Agent; or
(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 15, 2014, unless such failure shall be due to the failure of any Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by Buyer or Sellers’ Agent in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 10.02    Effect of Termination. Each party hereto’s right of termination under Section 10.01 is in addition to, and not in lieu of, any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election or remedies. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article X and Section 6.06 and Article XI hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof or such party’s fraud, criminal activity or willful misconduct.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to a Seller or the Sellers’ Agent:	Charles U. Chitty, Jr. Address: 14800 Edwards Creek Road North Jacksonville, Florida 32226 Facsimile:
with a copy (which shall not constitute notice) to:	Purcell, Flanagan, Hay & Greene, P.A. Address: 1548 Lancaster Terrace Jacksonville, Florida 32204 Facsimile: (904) 355-0820 Attention: Jonathan L. Hay

If to the Company (prior to the Closing):	C and C Power Line, Inc. Address: 12035 Palm Lake Drive Jacksonville, FL 32218 Facsimile: (904) 757-0964 Attention: President

with a copy (which shall not constitute notice) to:	Purcell, Flanagan, Hay & Greene, P.A. Address: 1548 Lancaster Terrace Jacksonville, Florida 32204 Facsimile: (904) 355-0820 Attention: Jonathan L. Hay
If to Buyer or, if after the Closing, to the Company:	Power Corporation of America Address: 1684 W. Hibiscus Blvd. Melbourne, FL 32901-2631 Facsimile: (321) 308-1163 Attention: John H. Sottile
with copies (which shall not constitute notice) to:
Power Corporation of America
Address: 1684 W. Hibiscus Blvd.
      Melbourne, FL 32901-2631
Facsimile: (866) 720-2544
Attention: Stephen R. Wherry

Duane Morris LLP
Address: 1540 Broadway
      New York, NY 10036-4086
Facsimile: (212) 692-1000
Attention: David P. Bicks

Duane Morris LLP
Address: 100 High Street
      Boston, MA 02110-1724
Facsimile: (857) 488-4201
Attention: Thomas H. Redekopp

Section 11.03    Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits delivered in connection with or attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any other parties hereto, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or to one of Buyer’s Affiliates who directly or indirectly wholly-owns Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 11.08    No Third-party Beneficiaries. Except as provided in Section 6.11, Section 7.03 and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto against whom enforcement of such amendment, modification or supplement is sought. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN DUVAL COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL SUIT, ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 11.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 11.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

By: /s/ Charles U. Chitty, Jr. (SEAL) Name: Charles U. Chitty, Jr.

By: /s/ Earsel B. Goff (SEAL) Name: Earsel B. Goff

By: /s/ Robert M. Young (SEAL) Name: Robert M. Young

C AND C POWER LINE, INC.
By: /s/ Charles U. Chitty, Jr. Name: Charles U. Chitty, Jr. Title: President

POWER CORPORATION OF AMERICA
By: /s/ Stephen R. Wherry Name: Stephen R. Wherry Title: Vice President

Schedule A

Capitalization (including Pro Rata Share)
(as of the Closing)

Holder	Common Stock	Options / Warrants / Rights to Purchase Common Stock (no. of shares of Common Stock underlying Options / Warrants / Rights)	Preferred Stock	Options / Warrants / Rights to Purchase Preferred Stock (no. of shares of Preferred Stock underlying Options / Warrants / Rights)	Pro Rata Share
Charles U. Chitty, JR.	200	-	-	-	68.027211%
Earsel B. Goff	14	-	-	-	4.761905%
Robert M. Young	80	-	-	-	27.210884%
SUBTOTAL	294	-	-	-	100.000000%

C and C Power Line, Inc.	86 (1)	-	-	-	-

TOTAL	380	-	-	-	-

Notes:
(1)    Held by the Company as treasury shares.